                                                                Exhibit 99(b)(9)

[Modern Woodmen letterhead]

                                 April 21, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen,

With reference to the Registration Statements on Form N-4 filed by Modern Woodmen of America ("Society") and its Modern Woodmen of America Variable Annuity Account with the Securities and Exchange Commission covering certain variable annuity contracts, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

(1) The Society is duly organized and validly existing under the laws of the State of Illinois.

(2) The variable annuity contracts, when issued as contemplated by the said Form N-4 Registration Statements will constitute legal, validly issued and binding obligations of Modern Woodmen of America.

I hereby consent to the filing of this opinion as an exhibit to the said Form N-4 Registration Statements and to the reference to my name under the caption "Legal Matters" in the Statement of Additional Information contained in the said Registration Statements. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                               Very truly yours,

                               /s/ C. Ernest Beane

                               C. Ernest Beane
                               General Counsel & Director